UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2008

CRAY INC.
 (Exact name of registrant as specified in its charter)

Washington	0-26820	93-0962605
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

411 First Avenue South, Suite 600 Seattle, WA	98104-2860
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 701-2000
Registrant’s facsimile number, including area code: (206) 701-2500

None
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On April 29, 2008, we issued a press release and held a conference call announcing our financial results for the fiscal quarter ended March 31, 2008. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K report.

Item 7.01 Regulation FD Disclosure

On April 28, 2008, we issued a press release jointly with Intel Corporation regarding the entry of a multi-year development collaboration regarding the future availability of Intel processors on our next-generation supercomputer systems. A copy of that press release is furnished as Exhibit 99.2 to this Form 8-K report.

In our April 29, 2008, conference call with investors, post-call discussions with financial analysts and in meetings with investors scheduled for the rest of this week, our senior management discussed, and expects to discuss, the following points regarding our first quarter 2008 results, our outlook for 2008 and our collaborative arrangement with Intel:

•	In the Outlook section of our press release, we stated that: “For 2008, while there is a wide range of potential outcomes, Cray expects to be profitable for the year, with revenue of somewhat over $280 million, weighted heavily toward the second half of the year. Among other variables, this outlook depends heavily on the acceptance of the petaflops (1,000 trillion floating point operations per second) supercomputer late in the year.” Our senior management, based on prior disclosures, confirmed that the petaflops system was part of the 2006 $200 million Oak Ridge Leadership Computing Facility contract, that the estimated value of the petaflops system portion, including multi-year maintenance services, is slightly less than half of the total contract value, and that, if we were not able to recognize that product revenue in 2008, we still would expect revenue growth in 2008 compared to 2007 but that we likely would not be profitable for 2008.

•	If we achieve our target revenue and margins for 2008, we expect that our sales and marketing and general and administrative expenses to increase from $3 million to $5 million in the aggregate over 2007 levels, principally due to sales commissions and increases in variable compensation.

•	If we achieve our target revenue for 2008, it would be very difficult to achieve further revenue growth in 2009 compared to 2008.

•	We will be negotiating significant revisions with DARPA to its High Performance Computer System (“HPCS”) program co-funding arrangements to incorporate Intel technologies and make other changes in our Cascade program. If we are unable to renegotiate the terms of our program with DARPA, the HPCS program may be terminated and our planned strategy, cash flows and expenses would be adversely impacted.

•	Our relationship with Intel is additive to our relationship with Advanced Micro Devices, Inc. (“AMD”), and will provide our customers with the benefit of additional choices in the future of using the microprocessors that best fit their needs. We have a strong relationship with AMD, and we plan to continue this important relationship going forward. AMD’s Opteron™ processors are the basis of our current products, which are not impacted by our Intel relationship. Our Cray XT5™ systems and the successor Baker systems will utilize AMD processors, and we remain fully committed to AMD-based systems.

•	We expect that our first systems using Intel technologies would be introduced in our Cascade timeframe, which is approximately 2011 to 2012, although we and Intel are reviewing the possibility of earlier Cray systems using Intel technologies.

•	Under our arrangements with Intel, we and Intel each will be funding various programs and activities of the other company, although most of the funding will flow from us to Intel.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release of Cray Inc., dated April 29, 2008, relating to financial results for the fiscal quarter ended March 31, 2008.

99.2	Press Release of Cray Inc. and Intel Corporation, dated April 28, 2008, regarding the entry of a multi-year development collaboration regarding the future availability of Intel processors on our next-generation supercomputer systems.

The information in Items 2.02 and 7.01 of this Form 8-K and Exhibits 99.1 and 99.2 attached hereto is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

April 29, 2008

Cray Inc.

By: /s/  Kenneth W. Johnson
Kenneth W. Johnson
Senior Vice President and General Counsel